NEWS RELEASE        For immediate release

June 14, 2018

Reminder of Park National Bank and NewDominion
expected merger closing date and election deadline

NEWARK, Ohio and CHARLOTTE, N.C. – Park National Corporation (Park) (NYSE AMERICAN: PRK) and NewDominion Bank (NewDominion) (OTC PINK:NDMN) -- As previously announced by Park, the merger of NewDominion with and into Park’s subsidiary, The Park National Bank, is expected to close on or about July 1, 2018. The deadline for holders of NewDominion common stock and certain NewDominion equity awards to elect the form of consideration they wish to receive in the merger is 5 p.m., ET, on June 28, 2018.

Election materials were mailed on May 31, 2018 to NewDominion security holders of record. Questions regarding the election materials may be directed to the exchange agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 793-5068.

Election Details

As previously announced, holders of NewDominion common stock and certain NewDominion equity awards may elect to receive, for each share of NewDominion common stock, either (i) $1.08 in cash, (ii) 0.01023 of a share of Park common stock (plus cash in lieu of any fractional shares of Park common stock for each share of NewDominion common stock), or (iii) a combination of cash and shares of Park common stock. The cash and stock elections will be subject to allocation and proration procedures, which are described in the election materials, the proxy statement/prospectus and in the Agreement and Plan of Merger and Reorganization, dated as of January 22, 2018, by and among Park, The Park National Bank and NewDominion (the merger agreement). The allocation and proration provisions in the merger agreement are designed to ensure that, on an aggregate basis, approximately 60 percent of the shares of NewDominion common stock outstanding immediately prior to the completion of the merger will be exchanged for Park common stock, and approximately 40 percent of the shares of NewDominion common stock outstanding immediately prior to the completion of the merger will be exchanged for cash.

As further described in the election materials, to make a valid election, a properly completed election form and letter of transmittal and any NewDominion stock certificate(s), together with any other required documents described in the election materials, must be received by Broadridge Corporate Issuer Solutions, Inc., the exchange agent for the transaction, prior to the election deadline. NewDominion common shareholders who hold their shares through a broker, bank, trustee or other nominee should follow the instructions of such broker, bank, trustee or other nominee as to the procedures for making elections and exchanging their shares of NewDominion common stock, which may contain an earlier deadline by which you will need to submit your election to such broker, bank, trustee or other nominee. NewDominion security holders should carefully read the proxy statement/prospectus for the merger, the merger agreement and all the election materials provided to them before making their elections.

Any security holders who do not make a proper election by the election deadline will have their shares of NewDominion common stock or equity awards exchanged for cash, shares of Park common stock, or a combination of cash and shares of Park common stock, depending on the valid elections of other NewDominion security holders in accordance with the allocation and proration procedures in the merger agreement.

NewDominion security holders who have election procedure questions or wish to obtain copies of the election materials may contact Broadridge Corporate Issuer Solutions, Inc., at (855) 793-5068.

About Park

Headquartered in Newark, Ohio, Park National Corporation had $7.5 billion in total assets as of March 31, 2018. The Park organization principally consists of 10 community bank divisions, a non-bank subsidiary and two specialty finance companies. Park's Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions, which include Park National Bank Division, Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, United Bank, N.A. Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, and The Park National Bank of Southwest Ohio & Northern Kentucky Division; and Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance). The Park organization also includes Guardian Financial Services Company (d.b.a. Guardian Finance Company) and SE Property Holdings, LLC.

About NewDominion Bank

NewDominion Bank is a full-service community bank headquartered in Charlotte, N.C. focused on handcrafting meaningful experiences to improve the financial health of the community in the Carolinas. With $347 million in assets as of March 31, 2018, NewDominion has locations in Charlotte and Mooresville, N.C. and a full-service website at www.newdominionbank.com.

Cautionary Statement Regarding Forward-Looking Information

Certain statements contained in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger (the “Merger”) between Park, The Park National Bank and NewDominion, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of Park’s goals, intentions and expectations; statements regarding the Park’s business plan and growth strategies; statements regarding the asset quality of Park’s loan and investment portfolios; and estimates of Park’s risks and future costs and benefits, whether with respect to the Merger or otherwise. These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of Park and NewDominion will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to complete the Merger on the expected timeframe; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of Park to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like Park’s affiliate bank; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; and changes in market, economic, operational, liquidity, credit and interest rate risks associated with the Park’s business. Please refer to Park’s Annual Report on Form 10-K for the year ended December 31, 2017, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements. All forward-looking statements included in this communication are made as of the date hereof and are based on information available as of the date hereof. Except as required by law, none of Park, Park National Bank or NewDominion assumes any obligation to update any forward-looking statement.

Important Information About the Merger

Park has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that includes a Proxy Statement of NewDominion and a Prospectus of Park, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS OF NEWDOMINION ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PARK, PARK NATIONAL BANK, NEWDOMINION AND THE PROPOSED TRANSACTION.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Park and NewDominion, may be obtained at the SEC’s Internet site (http://www.sec.gov). You can obtain these documents, free of charge, from Park at the “Investor Relations” section of Park's web site at www.parknationalcorp.com or from NewDominion at the “Investor Relations” section of NewDominion’s website at www.newdominionbank.com. Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Park National Corporation, 50 North Third Street, P.O. Box 3500, Newark, OH 43058-3500, Attention: Investor Relations, Telephone: (740) 322 6844 or to NewDominion Bank, PO Box 37389, Charlotte, NC 28237, Attention: Investor Relations, Telephone: (704) 943-5725.

Park National Media Contact: Bethany Lewis, 740.349.0421, blewis@parknationalbank.com
Park National Investor Contact: Brady Burt, 740.322.6844, bburt@parknationalbank.com
NewDominion Bank Contact: MaryBeth Simon, 704.943.5708, msimon@newdominionbank.com